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EXHIBIT 10.2

    AMENDMENT NUMBER FIVE, dated as of June 30, 2001 (the "Amendment"), to the Amended and Restated Credit Agreement dated as of November 27, 1998, as previously amended, modified and supplemented and as last amended by Amendment No. 4, dated as of September 30, 2000 (the "Credit Agreement"), among SUPERIOR TELECOMMUNICATIONS INC. (formerly known as Superior/Essex Corp.), a Delaware corporation (the "Company"), ESSEX GROUP INC., a Michigan corporation ("Essex" and, together with the Company, the "Borrowers"), each of the Guarantors party thereto (the "Guarantors") (which Guarantors shall include Superior TeleCom Inc., a Delaware corporation (the "Parent")), the lending institutions from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), BANKERS TRUST COMPANY, as Administrative Agent, MERRILL LYNCH & CO., as Documentation Agent, and FLEET NATIONAL BANK, as Syndication Agent (the "Agents"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

    WHEREAS the Borrowers have agreed to become subject to certain additional covenants and other provisions, as contained herein; and

    WHEREAS, in connection with the foregoing, the Borrowers have requested that the Agents and the Lenders amend the Sections of the Credit Agreement described above and certain related definitions of the Credit Agreement; and

    WHEREAS, the Agents and the Lenders have considered and agreed to the Borrowers' requests, upon the terms and conditions set forth in this Amendment; and

    WHEREAS, the consent of the Required Lenders is necessary to effect this Amendment;

    NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE—Amendment

    The Credit Agreement is amended as hereinafter provided in this Section One, effective as of June 30, 2001 (the "Amendment Effective Date").

    1.1.  Amendment to Section 7 (Affirmative Covenants) of the Credit Agreement.

      (a) A new sentence shall be added at the end of Section 7.01(a) to read as follows:

          "On the second Business Day of each week commencing on July 17, 2001, the Borrowers shall deliver to the Administrative Agent on behalf of the Lenders the Cash Flows Projection."

      (b) A new sentence shall be added at the end of Section 7.01(e) to read as follows:

          "In addition, such certificate (described in the immediately preceding sentence) shall also be delivered on January 31, 2002, in the event that the Definitive Transaction Document has not been delivered to the Administrative Agent on behalf of the Lenders on or before January 31, 2002.

      (c) The following new sections shall be added to Section 7 to immediately follow Section 7.14 consisting of the following:

          "Section 7.15.  June 2002 Repayment Event.  The Borrowers and the Parent will ensure that, on or before July 1, 2002, either (i) the June 2002 Repayment Event shall have occurred or (ii) as of May 31, 2002, with respect to the Test Period ended on such date, (a) Consolidated EBITDA shall be greater than $340.0 million, (b) the Interest Coverage Ratio shall be greater than 2.50x and (c) the Pro Forma Leverage Ratio shall be less than 3.75x (and the Borrowers shall have delivered to the Administrative Agent on behalf of the Lenders an officers' certificate in form satisfactory to the Administrative Agent to the effect of this clause (ii)).

          7.16  Independent Financial Advisor.  The law firm referred to in the last paragraph of Section 12.01 may engage, on behalf of the Lenders, a third party financial advisor not affiliated with any of the Borrowers or the Lenders (which advisor shall be Policano and Manzo or other such firm acceptable to the Borrowers) and the Borrowers shall (through the June 2002 Repayment Event) provide such advisor with reasonable access to members of management and the books and records of the Borrowers (in each case, subject to such advisor being bound by customary confidentiality provisions) such that such advisor is able to assess, on behalf of the Lenders, the Borrowers' operations, forecasts and other data."

    1.2.  Amendments to Section 8 (Negative Covenants) of the Credit Agreement

      (a) Section 8.04(b) shall be amended by adding the following text as a flush left paragraph after the last paragraph of Section 8.04:

      "The Borrowers shall not make any cash interest payments on the Floating Rate Facility unless the Borrowers both: (a)(I) deliver to the Administrative Agent on behalf of the Lenders the June 2002 Repayment Event Letter of Intent (with respect to the interest payment due November 30, 2001) on or before November 25, 2001 or (II) deliver to the Administrative Agent on behalf of the Lenders the Definitive Transaction Agreement (with respect to the interest payment due February 28, 2002) on or before January 31, 2002, provided that the June 2002 Repayment Event Letter of Intent or Definitive Transaction Agreement, as the case may be, is then in effect, and (b) consummate the November 2001 Repayment Event on or before November 15, 2001 (but nothing herein shall prohibit the issuance of payment in kind notes in lieu of such cash interest payments); provided that as long as no Default or Event of Default shall exist or result therefrom, the regular cash interest otherwise payable in accordance with the terms of the Floating Rate Facility (and the payment in cash of any interest payments previously paid by means of payment-in-kind notes or other securities issued) may be paid if, but only if, as of the end of the most recently ended Test Period after consummation of the June 2002 Repayment Event, and after giving pro forma effect to such cash interest payment, the Pro Forma Leverage Ratio for the Test Period then ended shall be less than 5.00:1.0."

      (b) Section 8.06 shall be amended by adding the following text as a flush left paragraph after the last paragraph of Section 8.06:

          "Notwithstanding the foregoing, in the event that the Borrowers do not provide to the Administrative Agent on behalf of the Lenders the August 2001 Letter of Intent on or before August 24, 2001, the exceptions contained in clauses (iii) and (iv) of this Section 8.06 shall not apply; provided, however, that as long as no Default or Event of Default shall exist or result therefrom, the regular quarterly cash dividend on the Superior Preferred Stock and the Trust Preferred Securities may be paid if, but only if, as of the end of the most recently ended Test Period after consummation of the June 2002 Repayment Event, and after giving pro forma effect to such dividend, the Pro Forma Leverage Ratio for the Test Period then ended shall be less than 5.00:1.0 (the conditions set forth in this proviso are hereinafter collectively referred to as the "Dividends Resumption Test"); provided, further, however, that notwithstanding the fact that the Dividends Resumption Test has been satisfied, the exceptions contained in clauses (iii) and (iv) of this Section 8.06 shall not apply at any time that the Borrowers are making regularly scheduled interest payments under the Floating Rate Facility other than in cash."

      (c) Section 8.07 shall be amended by adding the following text as a flush left paragraph after the last paragraph of Section 8.07:

          "Notwithstanding the foregoing paragraph and Section 8.06(vi), payments under the Services Agreement may not exceed (I) $1,000,000 in the aggregate for the period between June 30, 2001 and December 31, 2001 and (II) zero thereafter, unless the June 2002 Repayment Event has been consummated."

      (d) Section 8.09 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

          "8.09.  Minimum Consolidated EBITDA.  The Company will not permit Consolidated EBITDA during any Test Period set forth below to be less than the amount (in millions of dollars) set forth below with respect to such Test Period:

Test Period Ending:	Effective as of the Amendment Effective Date and until the earliest of (a) 1/31/02 (if no Definitive Transaction Agreement delivered by 1/31/02), (b) 6/30/02 or (c) consummation of the June 2002 Repayment Event
		Effective Upon Consummation of the June 2002 Repayment Event(*)	Effective (a) on and after 1/31/02 (if no Definitive Transaction Agreement delivered by 1/31/02) and (b) on and after 7/1/02 (if the June 2002 Repayment Event is not consummated by 7/1/02)
06/30/2001	182.4	N/A	N/A
09/30/2001	179.3	186.2	N/A
12/31/2001	184.0	189.2	N/A
01/31/2002(**)	N/A	N/A	330.0
03/31/2002	189.4	189.2	340.0
06/30/2002	202.7	196.4	350.0
09/30/2002	N/A	200.2	355.0
12/31/2002	N/A	204.6	360.0
03/31/2003	N/A	365.0	365.0
06/30/2003	N/A	370.0	370.0
09/30/2003	N/A	375.0	375.0
12/31/2003 and the last day of each Fiscal Quarter thereafter	N/A	380.0	380.0

(*)
For the purposes of compliance herewith, Consolidated EBITDA shall exclude Consolidated EBITDA generated by the business or assets actually sold by the Borrowers in such Asset Sale, and include $1.5 million of Consolidated EBITDA per quarter, in each of the fiscal quarters prior to the sale of the electrical business by the Borrowers (but only up to a maximum of $6.0 million), as a pro forma adjustment to give effect to cost savings from the sale of the electrical business by the Borrowers; provided, that, at the time of such sale, the Borrowers shall have delivered to the Administrative Agent on behalf of the Lenders, an officers' certificate, certifying in reasonable detail as to such cost savings."

(**)
To be tested for the Test Period ended 12/31/2001.

      (e) Section 8.10 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

          "8.10.  Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio for any Test Period set forth below to be equal to or less than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Effective as of the Amendment Effective Date and until the earliest of (a) 1/31/02 (if no Definitive Transaction Agreement delivered by 1/31/02), (b) 6/30/02 or (c) consummation of the June 2002 Repayment Event
			Effective Upon Consummation of the June 2002 Repayment Event		Effective (a) on and after 1/31/02 (if no Definitive Transaction Agreement delivered by 1/31/02) and (b) on and after 7/1/02 (if the June 2002 Repayment Event is not consummated by 7/1/02)
06/30/2001	1.35	x	N/A		N/A
09/30/2001	1.35	x	1.35	x	N/A
12/31/2001	1.45	x	1.45	x	N/A
01/31/2002(*)	N/A		N/A		2.35	x
03/31/2002	1.50	x	1.55	x	2.50	x
06/30/2002	1.65	x	1.70	x	2.75	x
09/30/2002	N/A		1.80	x	3.00	x
12/31/2002	N/A		1.95	x	3.00	x
03/31/2003	N/A		3.25	x	3.25	x
06/30/2003	N/A		3.25	x	3.25	x
09/30/2003	N/A		3.50	x	3.50	x
12/31/2003 and the last day of each Fiscal Quarter thereafter	N/A		3.50	x	3.50	x"

(*)
To be tested for the Test Period ending 12/31/2001.

      (f)  Section 8.11 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

          "8.11.  Leverage Ratio.  The Company will not permit the Pro Forma Leverage Ratio at any time during the Test Period set forth below to be equal to or more than the ratio set forth below with respect to such Test Period:

Test Period Ending:	Effective as of the Amendment Effective Date and until the earliest of (a) 1/31/02 (if no Definitive Transaction Agreement delivered by 1/31/02), (b) 6/30/02 or (c) consummation of the June 2002 Repayment Event
			Effective Upon Consummation of the June 2002 Repayment Event		Effective (a) on and after 1/31/02 (if no Definitive Transaction Agreement delivered by 1/31/02) and (b) on and after 7/1/02 (if the June 2002 Repayment Event is not consummated by 7/1/02)
06/30/2001	7.00	x	N/A		N/A
09/30/2001	7.00	x	5.85	x	N/A
12/31/2001	6.70	x	5.60	x	N/A
01/31/2002(*)	N/A		N/A		4.00	x
03/31/2002	6.55	x	5.60	x	3.75	x
06/30/2002	6.00	x	5.35	x	3.50	x
09/30/2002	N/A		5.20	x	3.25	x
12/31/2002	N/A		4.95	x	3.25	x
03/31/2003	N/A		3.00	x	3.00	x
06/30/2003	N/A		3.00	x	3.00	x
09/30/2003	N/A		2.75	x	2.75	x
12/31/2003 and the last day of each Fiscal Quarter thereafter	N/A		2.75	x	2.75	x"

(*)
To be tested for the Test Period ending 12/31/2001.

    1.3.  Amendments to Section 9 (Events of Default) of the Credit Agreement

      (a) Section 9.03 shall be amended by deleting the text thereof in its entirety and replacing it with the following:

        "Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8 or Section 7.15, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; provided that if any such default covered by this clause (b) (i) is not capable of being remedied within such 30-day period, (ii) is capable of being remedied within an additional 30-day period and (iii) the Credit Party is diligently pursuing such remedy during the periods contemplated by (i) and (ii) and has advised the Administrative Agent as to the remedy thereof, the first 30-day period referred to in this clause (b) shall be extended for an additional 30-day period but only so long as (x) the Credit Party continues to diligently pursue such remedy and (y) such default remains capable of being remedied within such period; or"

      (b) A new Section 9.12 shall be added to Section 9 to immediately follow Section 9.11 consisting of the following:

        "Section 9.12.  Consent of Subordinated Lenders.  The Subordinated Lender Consent Agreement has not been delivered to the Administrative Agent on behalf of the Lenders on or before November 25, 2001 for any reason; provided, however, that this Section shall not apply if the November 2001 Repayment Event shall have occurred on or before November 15, 2001."

    1.4.  Amendments to Section 10 (Definitions) of the Credit Agreement

      (a) The following definitions shall be amended by deleting the text thereof in their entirety and replacing it with the following:

        'Applicable Base Rate Margin' shall mean (i) in the case of each of the Revolving Loans and Tranche A Term Loans, a percentage per annum equal to 2.75%, effective as of the Amendment Effective Date and (ii) in the case of Tranche B Term Loans, a percentage per annum equal to 3.25%, effective as of the Amendment Effective Date; provided, however, that the percentage per annum provided in clauses (i) and (ii) above shall increase an additional .25% effective as of November 15, 2001 in the event that the Borrowers do not both (a) deliver to the Administrative Agent on behalf of the Lenders the June 2002 Repayment Event Letter of Intent and (b) make a repayment of Term Loans in accordance with the terms of Section 4.02(i) in an aggregate amount of at least $30.0 million generated by an Asset Sale or Asset Sales (on terms and conditions consistent with this Credit Agreement and otherwise acceptable to the Administrative Agent) on or before November 15, 2001; provided that if an Asset Sale includes the sale of Receivables Related Assets that are required, pursuant to the terms of the Receivables Financing Agreement, to be used to reduce Indebtedness thereunder, then the amount of such repayment shall be reduced dollar-for-dollar to the extent of such repayment of the Receivables Financing Agreement;

        All of the percentages set forth above shall be adjusted by the applicable Interest Reduction Discount.

        'Applicable Euro Rate Margin' shall mean (i) in the case of each of the Revolving Loans and Tranche A Term Loans, a percentage per annum equal to 3.75%, effective as of the Amendment Effective Date and (ii) in the case of Tranche B Term Loans, a percentage per annum equal to 4.25%, effective as of the Amendment Effective Date; provided, however, that the percentage per annum provided in clauses (i) and (ii) above shall increase an additional .25% effective as of November 15, 2001 in the event that the Borrowers do not both (a) deliver to the Administrative Agent on behalf of the Lenders the June 2002 Repayment Letter of Intent and (b) make a repayment of Term Loans in accordance with the terms of Section 4.02(i) in an aggregate amount of at least $30.0 million generated by an Asset Sale or Asset Sales (on terms and conditions consistent with this Credit Agreement and otherwise acceptable to the Administrative Agent) on or before November 15, 2001; provided that if such an Asset Sale includes the sale of Receivables Related Assets that are required, pursuant to the terms of the Receivables Financing Agreement, to be used to reduce Indebtedness thereunder, then the amount of such repayment shall be reduced dollar-for-dollar to the extent of such repayment of the Receivables Financing Agreement;

        All of the percentages set forth above shall be adjusted by the applicable Interest Reduction Discount.

        'Consolidated Debt' shall mean, at any time, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis; provided that for purposes of this definition, the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time equal to the unrealized net loss position, if any, of the Company and/or its Subsidiaries thereunder on a marked to market basis determined no more than one month prior to such time; provided, further, that for the purposes of this definition, Consolidated Debt shall be considered to include (without duplication) all outstanding amounts under the Receivables Financing Agreement).

        'Interest Reduction Discount' shall mean zero; provided that from and after the first day of any Margin Reduction Period after the occurrence of the June 2002 Repayment Event (the "Start Date") to and including the last day of such Margin Reduction Period (the "End

    Date"), the Interest Reduction Discount shall be the respective percentage per annum set forth in clause (A), (B), (C), (D), (E) or (F) below if, but only if, as of the last day of the immediately preceding fiscal quarter or fiscal year of the Company preceding such Start Date (the "Test Date"), the applicable conditions set forth in clause (A), (B), (C), (D), (E) or (F) below, as the case may be, are met:

          (A) In the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect, for Revolving Loans, Tranche A Term Loans and Tranche B Term Loans, .25% if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 6.00:1.0 and none of the conditions set forth in clause (B), (C), (D), (E) or (F) below, as the case may be, are satisfied;

          (B) (i) for Revolving Loans and Tranche A Term Loans, (A) .75%, in the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect or (B) .50%, otherwise; and

            (ii) for Tranche B Term Loans, (A) .50%, in the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect or (B) .25%, otherwise, if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 5.00:1.0 and none of the conditions set forth in clause (C), (D), (E) or (F) below, as the case may be, are satisfied;

          (C) for Revolving Loans and Tranche A Term Loans only, (A) 1.00%, in the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect or (B) .75%, otherwise; if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 4.00:1.0 and none of the conditions set forth in clause (D), (E) or (F) below, as the case may be, are satisfied;

          (D) for Revolving Loans and Tranche A Term Loans only, (A) 1.25%, in the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect or (B) 1.0%, otherwise; if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.50:1.0 and the condition set forth in clause (E) or (F) below is not satisfied;

          (E) for Revolving Loans and Tranche A Term Loans only, (A) 1.50%, in the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect or (B) 1.25%, otherwise; if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.0 and the condition set forth in clause (F) below is not satisfied; or

          (F) for Revolving Loans and Tranche A Term Loans only, (A) 1.75%, in the event that the increase in rate described in the proviso of the definition of Applicable Base Rate Margin or Applicable Euro Rate Margin, as the case may be, has taken effect or (B) 1.50%, otherwise; if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than or equal to 2.50:1.0.

        Notwithstanding anything to the contrary contained above in this definition, the Interest Reduction Discount shall be zero at any time when (i) a Default or an Event of Default shall exist or (ii) the June 2002 Repayment Event has not occurred."

      (b) The following new definitions shall be added to Section 10 in appropriate alphabetical order consisting of the following:

        'August 2001 Letter of Intent' shall mean a fully executed letter of intent or substantially similar documentation with a third party providing for the November 2001 Repayment Event having only customary terms, conditions and contingencies as are acceptable to the Administrative Agent.

        'Cash Flows Projection' means a statement presenting a forecast of estimated cash flows for the 13 weeks commencing on the week of delivery in form substantially similar to cash flows information contained in the monthly reports required pursuant to Section 7.01(a).

        'Definitive Transaction Agreement' shall mean a fully executed agreement of purchase and sale providing for the June 2002 Repayment Event generating Net Cash Proceeds of at least $175.0 million (on an after-tax basis) between the Borrowers and a third party having no substantive conditions to the parties obligations to close (other than the conditions that (1) no material adverse change in the business of the Borrowers shall have occurred and (2) all regulatory approvals required in order to consummate the transaction shall have been received) and having such other terms and conditions as are acceptable to the Administrative Agent.

        'June 2002 Repayment Event' shall mean a repayment of Term Loans in accordance with the terms of Section 4.02(i) (which repayment shall not give effect to the exclusions in Sections 4.02(d) or 4.02(f)) in an aggregate amount of at least $175.0 million generated by either: (i) an Asset Sale or Asset Sales which would include dispositions attributable to any internal liquidation of assets or lines of business by the Borrowers (each on terms and conditions consistent with this Credit Agreement and otherwise acceptable to the Administrative Agent), (ii) a sale or issuance of common equity of (or cash capital contribution to) either of the Borrowers, or (iii) any combination of clauses (i) and (ii); provided that if an Asset Sale includes the sale of Receivables Related Assets that are required, pursuant to the terms of the Receivables Financing Agreement, to be used to reduce Indebtedness thereunder, then the amount of this repayment shall be reduced dollar-for-dollar to the extent of such repayment of the Receivables Financing Agreement, but such reduction shall in no event exceed $65.0 million.

        'June 2002 Repayment Event Letter of Intent' shall mean a fully executed letter of intent or substantially similar documentation with a third party (having a demonstrated ability to consummate timely such transaction) providing for the June 2002 Repayment Event having only customary terms, conditions and contingencies as are acceptable to the Agents.

        'November 2001 Repayment Event' shall mean a repayment of Term Loans in accordance with the terms of Section 4.02(i) (which repayment shall not give effect to the exclusions in Sections 4.02(d) or 4.02(f)) in an aggregate amount of at least $30.0 million generated by either: (i) an Asset Sale or Asset Sales which would include dispositions attributable to any internal liquidation of assets or lines of business by the Borrowers (each on terms and conditions consistent with this Credit Agreement and otherwise acceptable to the Administrative Agent), (ii) a sale or issuance of common equity of (or cash capital contribution to) either of the Borrowers, or (iii) any combination of clauses (i) and (ii); provided that if an Asset Sale includes the sale of Receivables Related Assets that are required, pursuant to the terms of the Receivables Financing Agreement, to be used to reduce Indebtedness thereunder, then the amount of this repayment shall be reduced dollar-for-dollar to the extent of such repayment of the Receivables Financing Agreement.

        'Subordinated Lender Consent Agreement' shall mean a fully executed agreement setting forth the agreement between the Borrowers and each Lender (as that term is defined in the Floating Rate Facility) under the Floating Rate Facility, and any other holders of notes issued under the Floating Rate Facility, with respect to the amendment of the Floating Rate Facility to provide for payment-in-kind interest, as described in Section 8.04 of this Credit Agreement, which agreement shall not contain any provision for the payment of compensation to the Lenders (or other holders) for their consent thereunder, other than payment of increased interest in kind or other non-cash compensation, which compensation, if any, is subject to the subordination provisions of the Floating Rate Facility (or otherwise ranking pari passu with all obligations under the Floating Rate Facility)."

    1.5.  Amendments to Section 12 (Miscellaneous) of the Credit Agreement

      (a) The paragraph shall be added as a new flush left paragraph at the end of Section 12.01:

        "In addition, the Borrowers, jointly and severally, agree to pay all of the reasonable fees and out-of-pocket expenditures of the third party financial advisor engaged in accordance with Section 7.15 and pay all of the reasonable fees and disbursements of an additional law firm to represent the Lenders through the earlier to occur of January 31, 2002 or the consummation of the June 2002 Repayment Event; provided that such firm shall coordinate with the Administrative Agent and Cahill Gordon & Reindel in order to avoid the duplication of work."

SECTION TWO—CONDITIONS TO EFFECTIVENESS

    (a) This Amendment shall become effective as of the Amendment Effective Date when, and only when, the Administrative Agent shall have received (i) counterparts of this Amendment executed by each Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, (ii) a one-time cash fee for each Lender that executes and delivers a signature page to this Amendment not later than 12:00 p.m. (New York time) on July 3, 2001 equal to 0.25% of the sum of the aggregate amount of Loans then outstanding owing to such Lender plus the then effective aggregate amount of the undrawn Revolving Loan Commitment of such Lender (which fee shall be paid by wire transfer of immediately available funds and distributed by the Administrative Agent to the Lenders entitled thereto), (iii) payment in full of all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel and local counsel) owed to each Agent pursuant to the Credit Agreement (which costs and expenses shall be paid by wire transfer of immediately available funds and distributed by the Administrative Agent to the parties entitled thereto), and (iv) payment in full of a retainer fee (in an amount specified to the Borrowers in writing) for the law firm referred to in Section 12.01.

    (b) The effectiveness of this Amendment (other than this Section Two) is further conditioned upon the accuracy of the representations and warranties set forth in Section Three hereof.

SECTION THREE—REPRESENTATIONS AND WARRANTIES

    The Parent and the Company hereby confirm, reaffirm and restate the representations and warranties made by it in Section 6 of the Credit Agreement and all such representations and warranties are true and correct in all material respects as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except such representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement or such changes arise out of events not prohibited by the covenants set forth in Sections 7 and 8 of the Credit Agreement or otherwise permitted by consents or waivers. The Company hereby further represents and warrants

(which representations and warranties shall survive the execution and delivery hereof) to the Agents and each Lender that:

      (a) Each Credit Party has the corporate power and authority to execute, deliver and perform this Amendment and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Amendment;

      (b) No Default or Event of Default has occurred and is continuing;

      (c) No consent of any person other than all of the Lenders and the Agents parties hereto, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability against any Credit Party of this Amendment;

      (d) This Amendment has been duly executed and delivered on behalf of each Credit Party by a duly authorized officer or attorney-in-fact of such Credit Party, and constitutes a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally, (b) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), and by the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court administrative, regulatory or other governmental decisions that may limit rights to indemnification or contribution or limit or affect any covenants or agreements relating to competition or future employment; and

      (e) The execution, delivery and performance of this Amendment will not violate (i) any provision of law applicable to any Credit Party or (ii) any contractual obligation of any Credit Party, other than such violations that would not reasonably be expected to result in, singly or in the aggregate, a Material Adverse Effect.

SECTION FOUR—MISCELLANEOUS

    (a) Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, except as otherwise provided herein, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

    (b) This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

    (c) THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

    (d) This Amendment shall not constitute a consent or waiver to or modification of any provision, term or condition of the Credit Agreement, other than such terms, provisions, or conditions that are required to consummate the transactions contemplated by this Amendment. All terms, provisions, covenants, representations, warranties, agreements and conditions contained in the Credit Agreement, as amended hereby, shall remain in full force and effect.

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  EXHIBIT 10.2